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April 29, 1996




Southern Union Company
504 Lavaca Street
Suite 800
Austin, Texas  78701

Dear Sirs:

    Southern Union Company (the "Company") has filed with the Securities and Exchange Commission (the "Commission") a regis-tration statement on Form S-3 (Registration No. 33-___________) (together with amendments thereto the "Registration Statement") relating to the purchase from time to time of up to 300,000 shares of the Company's common stock, par value one dollar ($1.00) per share ("Common Stock"). The Common Stock to be purchased pursuant to the Registration Statement will be pur-chased by the Company's Direct Stock Purchase Plan (the "Plan") on behalf of shareholders of the Company that are participants in the Plan, all on terms as described in the Registration State-ment. Such purchases may include purchases of shares of Common Stock that are presently issued and outstanding, shares of Common Stock that are presently issued but held by the Company as treasury shares, or newly issued shares of Common Stock.

As counsel to the Company, we have examined the following materials: the Restated Certificate of Incorporation (the "Certificate") and the By-laws of the Company, in each case as presently in effect; the Registration Statement and other docu-ments filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended; pertinent resolutions adopted by the Company's Board of Directors, including the resolutions adopted by the Board of Directors as of April 18, 1996, regarding adoption and implementation of the Plan; certificates of public officials; representations of the Company's officers; and such other documents, corporate records, and matters of law that we considered necessary to render this opinion. In our examinations, we have assumed the legal capacity of natural persons, the genuineness of all documents submitted to us as originals, and the conformity to original and certified documents of all copies submitted to us as conformed copies.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock purchased by the Plan pursuant to the Registration Statement have been duly authorized (provided that any newly issued shares purchased from time to time, if ever, will have been duly authorized by the Company's Board of Directors prior to their actual issuance), and that, accordingly, such shares are (or will have been) validly issued, fully paid, and non-assessable, such that no personal liability is (or will be) attached to the ownership thereof under the laws of the State of Delaware, when such shares are purchased in accordance with the terms of the Plan, as such terms are described in the Regis-tration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as a part thereof, or as an exhibit to any document that may be filed with respect to the proposed transactions under the securities laws of the various states and other jurisdictions of the United States, or with the New York Stock Exchange. We also consent to the reference to our firm under "Validity of Securities" in the prospectus forming part of the Registration Statement.

Please be advised that Aaron I. Fleischman, Senior Partner of Fleischman and Walsh, L.L.P., is a director of the Company, that he and certain other attorneys with Fleischman and Walsh, L.L.P., have a beneficial interest in shares of Common Stock, and that Fleischman and Walsh, L.L.P., is the holder of a warrant to purchase shares of Common Stock issued in 1994 by the Company to said firm.

If you have any questions regarding the opinions expressed herein, please contact Stephen A. Bouchard, a partner with this firm.

Sincerely,



FLEISCHMAN AND WALSH, L.L.P.
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